Exhibit 99.1

Contact:
Alliance Data
Tiffany Louder – Investor Relations
Alliance Data
214.494.3048
tiffany.louder@alliancedata.com

Shelley Whiddon – Media Relations
214.494.3811
shelley.whiddon@alliancedata.com

Annabelle Baxter – Media Relations
214.494.3818
annabelle.baxter@alliancedata.com

ALLIANCE DATA EXPLORING STRATEGIC ALTERNATIVES FOR
EPSILON®

Business comprises leading global marketing services firm providing highly personalized and fully integrated omnichannel marketing solutions serving the Fortune 1000

PLANO, Texas – November 27, 2018 – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of data-driven marketing and loyalty solutions, today announced that it is exploring strategic alternatives for its Epsilon® business, including its digital media arm Conversant®, a global marketing innovator with $2.2 billion of revenue for the trailing 12 months ending September 30, 2018. These strategic alternatives include a potential sale of the business.

“Under Alliance Data, Epsilon has become a global leader in one-to-one marketing, utilizing the rare combination of scaled SKU-level transactional data, proprietary identity technologies, and proven people-based capabilities across enterprise-grade marketing and digital advertising technologies, all coupled with decades of orchestration expertise,” said Ed Heffernan, Alliance Data’s president and chief executive officer. “Today’s announcement reflects the outcome of a lengthy study into Alliance Data’s portfolio of businesses with the objective of unlocking increased value for Alliance Data stockholders. Optimizing Epsilon’s unique collection of assets requires growth and capital allocation strategies that differ from those of our Card Services business, and we believe the time is right to explore alternatives for Epsilon under which  Epsilon can reach its full potential. Following any potential transaction, we plan to use our improved capital structure to accelerate growth and realign for Alliance Data 2.0.”

This announcement is the culmination of a previously announced comprehensive internal and Board-led strategic review. Should the outcome be a divestiture, Alliance Data currently intends to apply the net proceeds to a combination of deleveraging as well as returning capital to stockholders through share repurchases and/or dividends. No decision has been made with regard to any alternatives, and there can be no assurance that the exploration of strategic alternatives will result in any transaction or that a transaction will be consummated. Any final decision regarding strategic alternatives remains subject to approval by Alliance Data’s Board of Directors. Alliance Data does not intend to provide further comments during this process unless and until its Board of Directors has approved a specific action or otherwise determines that further disclosure is appropriate.

Alliance Data has retained Evercore as a financial advisor and Latham & Watkins LLP as its legal advisor in connection with its exploration of strategic alternatives for Epsilon.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon’s digital media arm, Conversant®, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ AffiliateTM, one of the world’s largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands. An Alliance Data® company, Epsilon employs over 8,000 associates in 70 offices worldwide. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500, FORTUNE 500 and FORTUNE 100 Best Companies to Work For company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ approximately 20,000 associates at more than 100 locations worldwide.

Alliance Data’s card services business is a provider of market-leading private label, co-brand, and business credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada’s most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.

Follow Alliance Data on Twitter, Facebook, LinkedIn, Instagram and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “project,” “plan,” “likely,” “may,” “should” or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding strategic evaluations, our expected operating results, future economic conditions including currency exchange rates, future dividend declarations and the guidance we give with respect to our anticipated financial performance.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Further risks and uncertainties include, but are not limited to, the structure and timing of any transaction involving the Epsilon business and whether it will be completed, the possibility that closing conditions for any transaction may not be satisfied or waived, the impact of the strategic review and any subsequent transaction on us and the Epsilon business on a standalone or other basis if any transaction is completed, and whether the expected benefits of any transaction can be achieved.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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